UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 10, 2007
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
7101 Highway 71 West -Suite 200
Austin, Texas	78735
(Address of principle executive offices)	(Zip Code)

(512) 288-8528
Issuer’s telephone number, including area code

ITEM 5.02    COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On February 26, 2007, we executed an Employment Agreement with Joey Jung to retain Mr. Jung as an executive through November 30, 2008. Mr Jung has been Vice President and Chief Technology Officer since November 21, 2004. We agreed to pay Mr. Jung $120,000 (Canadian)(base Salary) from December 1, 2006 through November 30, 2007 and $132,000 (Canadian)(base Salary) from December 1, 2007 through November 30, 2008 and to increase his pay by no less than 10% of Base Salary each year of employment. (the "Plan “). Pursuant to his previous Employment Agreement, and pursuant to the terms of his current Employment Agreement, Mr. Jung held stock options (‘the Option Agreements”) to acquire 2,000,000 shares of our common stock at a price of one half of one cent, (US $0.005) per share, subject to and pursuant to the terms the Company’s 2007 Stock Option, SAR, and Stock Bonus Plan (the "Plan“). As of July 10, 2007, we owed Mr. Jung his salary for the months of March, April, May and June of 2007. On July 10, 2007, we executed an Amendment to Mr. Jung’s Employment Agreement. We agreed to pay Mr. Jung his March and April 2007 salary on or before July 13, 2007; his May and June 2007 salary on or before August 15, 2007; his July and August 2007 salary on or before September 14, 2007; his September 2007 salary on or before October 15, 2007, an additional payment of $ 1,208.88 on October 15, 2007; and his October 2007 salary on or before October 31, 2007. Mr. Jung agreed that if he were paid his March and April 2007 salary on or before July 13, 2007, then he will surrender and waive all right to exercise any of the Option Agreements and that the Option Agreements will be canceled, void, and of no further force and effect. We agreed to then issue to Mr. Jung two Million (2,000,000) fully paid and non-assessable restricted shares of common stock of Power Technology, Inc. We have processed Mr. Jung’s payroll and tendered the funds for the salary payment due Mr. Jung on July 13, 2007.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit 10.1    Amendment to Employment Agreement dated July 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER TECHNOLOGY, INC.

Date: July 12, 2007	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President